OCEAN ENERGY, INC .
1984 Isaac Newton Square West, Suite 202,
Reston, VA 20190

August 6, 2008

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.W.

Division of Corporate Finance

Washington, D.C. 20549

Re:

Ocean Energy, Inc.

Amendment No. 3 to Registration Statement on Form S-1 Filed July 3, 2008

File No. 333-151747

Dear Mr. Mancuso and Mr. Jones:

Attached are the proposed and final signature pages for Amendment No. 3 to Registration Statement on Form S-1 Filed July 3, 2008

The Company hereby acknowledges:

•

should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

•

the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the company from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

•

the company may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely,

/s/ Valentyna Stupenko

-------------------------------------------

Valentyna Stupenko

Chief Executive Officer

Date:  August 6, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dnepropetrovsk, State of Ukraine on July 30, 2008.

Ocean Energy, Inc.

/s/ Valentyna Stupenko

____

By: Valentyna Stupenko
Chief Executive Officer

/s/ Valentyna Stupenko

____

By: Valentyna Stupenko
Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Valentyna Stupenko Valentyna Stupenko	Sole Director;	Date: July 30, 2008
/s/ Valentyna Stupenko Valentyna Stupenko	Chief Executive Officer;	Date: July 30, 2008
/s/ Valentyna Stupenko Valentyna Stupenko	Principal Accounting Officer	Date: July 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dnepropetrovsk, State of Ukraine on July 30, 2008.

Ocean Energy, Inc.

/s/ Valentyna Stupenko

By: Valentyna Stupenko
Chief Executive Officer

/s/ Valentyna Stupenko

By: Valentyna Stupenko
Principal Financial Officer; Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Valentyna Stupenko Valentyna Stupenko	Sole Director	Date: July 30, 2008
/s/ Valentyna Stupenko Valentyna Stupenko	Chief Executive Officer	Date: July 30, 2008
/s/ Valentyna Stupenko Valentyna Stupenko	Principal Financial Officer; Principal Accounting Officer	Date: July 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dnepropetrovsk, State of Ukraine on August 5, 2008.

Ocean Energy, Inc.

By: Valentyna Stupenko
Chief Executive Officer

By: Valentyna Stupenko
Principal Accounting Officer; Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Valentyna Stupenko	Sole Director;	Date: August 5, 2008
Valentyna Stupenko	Chief Executive Officer;	Date: August 5, 2008
Valentyna Stupenko	Principal Financial Officer Principal Accounting Officer	Date: August 5, 2008